Exhibit 99.1

                  Greatbatch, Inc. Announces Appointment of
          Thomas J. Hook as President and Chief Operating Officer

    CLARENCE, N.Y.--(BUSINESS WIRE)--May 31, 2005--Greatbatch, Inc. (the "Company") (NYSE: GB) today announced the appointment of Thomas
J. Hook as President of the Company. In addition to the title of President, Tom will retain his current role as Chief Operating Officer. Edward F. Voboril, who had been serving as President, will retain his current roles of Chairman of the Board and Chief Executive Officer.
    In making the announcement Mr. Voboril said: "We are pleased to announce the election by our Board of Directors of Tom Hook as Greatbatch's new President and Chief Operating Officer. Since joining the Company in September 2004, Tom has demonstrated a solid record of achievement as both a strategic thinker and a decisive business leader. I join the Board of Directors in congratulating Tom on his election and look forward to working with Tom in his newly expanded role."
    Prior to joining the Company, Mr. Hook was employed by CTI Molecular Imaging where he served most recently as President, CTI Solutions Group. Prior to CTI, Mr. Hook was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. Mr. Hook holds a BS in Chemistry from St. Bonaventure University, an MA from the State University of New York (SUNY), Buffalo and an MBA from Vanderbilt University.

    About Greatbatch, Inc.

    Greatbatch, Inc. (NYSE: GB) is a leading developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Additional information about the Company is available at www.greatbatch.com.


    CONTACT: Greatbatch, Inc.
             Anthony W. Borowicz, 716-759-5809
             tborowicz@greatbatch.com